Exhibit 99.1

If you are considering selling your shares in Summit Healthcare REIT, Inc. to MacKenzie Realty Capital, Inc., please read this first.

May 18, 2018

Summit Healthcare REIT, Inc. Recommends Rejection of MacKenzie Realty Capital Tender Offer

Dear Summit Healthcare Stockholder:

On May 18, 2018, MacKenzie Realty Capital, Inc. (“MacKenzie”) commenced a tender offer to purchase a maximum of 800,000 shares of the outstanding common stock of Summit Healthcare REIT, Inc. (“we” or the “Company”) at a price of $1.56 per share, in cash (without interest).

It is the Board of Directors’ strong recommendation that you reject the referenced offer to tender your shares in the Company. To reject the tender offer, simply do not respond to any materials you may have received.

You should be aware that we are not affiliated with MacKenzie. In addition, the Company’s Board of Directors does NOT believe that this tender offer is in the best interest of our stockholders. Third-party unsolicited tender offers of this type are often an attempt to profit at your expense. In this case, the offer price of $1.56 per share represents a very low price (approximately a 44% discount) compared to the estimated per share value of $2.80 (the “Estimated Value”) that the Company reported in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018 (the “Form 10-K”).* This is the most recent estimated per share value, and the Board of Directors of the Company has no reason to believe that any events have occurred since this value was established that would have an adverse effect on the Estimated Value.

The Board of Directors’ recommendation is being made after its consultation with Company’s outside legal counsel and its careful analysis and consideration of several factors. Each stockholder must individually evaluate whether to tender his, her or its shares. The Board suggests stockholders carefully consider all the factors discussed in the tender offer materials before deciding to participate. Please consult with your financial or tax advisor when considering the tender offer.

We have filed a Schedule 14D-9 with the SEC in response to MacKenzie’s offer, which is available for free on our website at www.summithealthcarereit.com/sec-filings/. The Schedule 14D-9 will give you a more detailed description of the reasons the Board of Directors believes strongly that the tender offer is not in the best interest of the Company’s stockholders. If you have any questions related to MacKenzie’s offer, please contact your financial advisor or Summit’s Investor Relations at 800.978.8136. You are also welcome to contact Summit’s Director of Communications, Vince Finnegan, directly at 949.648.4620 or by email at vfinnegan@summithealthcarereit.com.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2017. Forward looking statements in this letter speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

*	For further information regarding the December 31, 2017 per share estimated valuation and certain limitations related thereto, please read our Form 10-K filed on March 16, 2018, available at www.summithealthcarereit.com/sec-filings/.